EXECUTION VERSION

EXHIBIT 4.4

_____________________________________________________________________________________________________________

SPONSOR GUARANTY AND PAYMENT AGREEMENT

dated as of September 28, 2010

by

UIL HOLDINGS CORPORATION,

in favor of

THE ROYAL BANK OF SCOTLAND PLC

(Administrative Agent)

_____________________________________________________________________________________________________________

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TABLE OF CONTENTS

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i

            Exhibit A                     Beneficiary Statement

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ii

This Sponsor Guaranty and Payment Agreement, dated as of September 28, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, this "Sponsor Guaranty and Payment Agreement"), is entered into by UIL HOLDINGS CORPORATION, a Connecticut corporation ("UIL"), in favor of THE ROYAL BANK OF SCOTLAND PLC., in its capacity as Administrative Agent (in such capacity, "Administrative Agent") for each of the Senior Secured Parties.

RECITALS

WHEREAS, GenConn Energy LLC, a Connecticut limited liability company ("Borrower"), the Lenders parties thereto, BNP Paribas, as Issuing Bank with respect to the Letters of Credit, the Administrative Agent, The Royal Bank of Scotland plc, as collateral agent (the "Collateral Agent"), Union Bank, N.A., as syndication agent, BNP Paribas, ING Capital LLC and TD Bank, N.A., as documentation agents, RBS Securities, Inc., and Union Bank, N.A., as joint lead arrangers and bookrunners, and BNP Paribas, CoBank, ACB, ING Capital LLC, Natixis, New York Branch, TD Bank, N.A. and WestLB, New York Branch as joint lead arrangers, have entered into that certain Credit Agreement dated as of April 24, 2009 (as amended, the "Credit Agreement");

WHEREAS, the Borrower and its Subsidiary, GenConn Devon LLC, a Connecticut limited liability company ("GenConn Devon"), are operating an approximately 200 MW (nameplate) dual fuel-fired peaking power generation facility located in Milford, Connecticut (the "Devon Project"), and the Borrower and its Subsidiary, GenConn Middletown LLC, a Connecticut limited liability company ("GenConn Middletown" and together with GenConn Devon, each a "Project Company" and together the "Project Companies"), are developing and constructing an approximately 200 MW (nameplate) dual fuel-fired peaking power generation facility to be located in Middletown, Connecticut (the "Middletown Project" and together with the Devon Project, the "Projects");

WHEREAS, GenConn Devon and Barton Malow Company, a Michigan corporation ("Barton Malow"), entered into that certain Devon Barton Construction Contract (as defined herein) for the construction of the Devon Project, and GenConn Middletown and Barton Malow entered into that certain Middletown Barton Construction Contract (as defined herein) for the construction of the Middletown Project;

WHEREAS, certain disputes have arisen between the Project Companies and Barton Malow Company, a Michigan corporation, with respect to the Projects and consequently, the parties to the Credit Agreement are amending the Credit Agreement and the Accounts Agreement (as defined in the Credit Agreement) in respect thereof pursuant to the Consent and Amendment Number Three to Credit Agreement and

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Amendment Number Two to Accounts Agreement, dated as of the date hereof (the "Master Amendment").

WHEREAS, UIL has agreed to, among other things, guarantee the payment of the Payment Obligations (as defined herein);

WHEREAS, UIL is an indirect owner of equity interests in the Borrower and each Project Company and will derive substantial economic benefits from the development and operation of each Project and the resolution of the Barton Malow Claims; and

WHEREAS, it is a requirement under the Credit Agreement and the Master Amendment that UIL executes and deliver this Sponsor Guaranty and Payment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises contained herein and to induce the Lenders to enter into the Master Amendment and the Lenders to make certain Loans to the Borrower contemplated by the Credit Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, UIL hereby agrees with Administrative Agent (for the benefit of the Senior Secured Parties) as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms.  The following terms (whether or not underscored) when used in this Sponsor Guaranty and Payment Agreement, including its preamble and recitals, shall have the following meanings:

"Administrative Agent" has the meaning given in the preamble to this Sponsor Guaranty and Payment Agreement.

"Barton Malow" has the meaning given in the recitals to this Sponsor Guaranty and Payment Agreement.

"Barton Malow Contract" means each of the Devon Barton Construction Contract and the Middletown Barton Construction Contract and or any documents, instruments or agreements executed in connection therewith, including any actual or proposed Settlement Agreement (as defined in the Master Amendment).

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"Borrower" has the meaning given in the recitals to this Sponsor Guaranty and Payment Agreement.

"Credit Agreement" has the meaning given in the recitals to this Sponsor Guaranty and Payment Agreement.

"Devon Barton Construction Contract" means the Construction Agreement, dated March 4, 2009 by and between Barton Malow and GenConn Devon, as amended by the First Amendment to Construction Agreement, dated April 2, 2009.

"FPA" has the meaning given in Section 3.11(a) Representations and Warranties; Regulatory Matters).

"GenConn Devon" has the meaning given in the recitals to this Sponsor Guaranty and Payment Agreement.

"GenConn Middletown" has the meaning given in the recitals to this Sponsor Guaranty and Payment Agreement.

"Legal Requirement" means any obligation upon UIL under applicable Law.

"Lenders" has the meaning given in the recitals to this Sponsor Guaranty and Payment Agreement.

"Litigation Dispute" has the meaning given in the Master Amendment.

"Master Amendment" has the meaning given in the recitals to this Sponsor Guaranty and Payment Agreement.

"Maximum Amount" means an aggregate of $6,000,000, or such higher amount as may be designated by UIL in writing to the Administrative Agent from time to time.

"Middletown Barton Construction Contract" means the Construction Agreement, dated March 23, 2009, by and between Barton Malow and GenConn Middletown, as amended by the First Amendment to Construction Agreement, dated April 2, 2009.

"Payment Obligations" has the meaning given in Section 2.01 (Payment).

"Projects" has the meaning given in the recitals to this Sponsor Guaranty and Payment Agreement.

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"PUHCA 2005" has the meaning given in Section 3.11(a) (Representations and Warranties; Regulatory Matters).

"Requesting Person" means the Administrative Agent or any Lender.

"Sponsor Guaranty and Payment Agreement" has the meaning given in the preamble to this Sponsor Guaranty and Payment Agreement.

"UIL" has the meaning given in the preamble to this Sponsor Guaranty and Payment Agreement.

Section 1.02 General Definitions.  Unless otherwise defined herein or unless the context otherwise requires, capitalized terms used in this Sponsor Guaranty and Payment Agreement, including its preamble and recitals, have the meanings provided in Exhibit A of the Credit Agreement.

Section 1.03 Rules of Interpretation.  Unless otherwise provided herein, the rules of interpretation set forth in Section 1.02 (Definitions and Interpretation - Principles of Interpretation) of the Credit Agreement shall apply to this Sponsor Guaranty and Payment Agreement, including its preamble and recitals.

ARTICLE II

PAYMENT

Section 2.01 Payment.  UIL, as primary obligor and not merely as surety, hereby unconditionally and irrevocably guarantees and agrees to pay in the manner set forth herein the payment on demand in full in cash of an amount up to the Maximum Amount in respect of (i) amounts in respect of Barton Malow Claims, and (ii) Litigation Dispute Expenses (the "Payment Obligations").

Section 2.02 Drawing Conditions and Procedures.

(a) The Administrative Agent shall be entitled to draw on this Sponsor Guaranty and Payment Agreement up to the Maximum Amount upon Administrative Agent's delivery to UIL of a statement ("Beneficiary Statement") purportedly signed by an authorized officer of Administrative Agent in the form of the draw certificate attached hereto as Exhibit A.  If a Beneficiary Statement is presented by Administrative Agent at or prior to 11:00 a.m. (New York time) on any Business Day, UIL hereby agrees to pay the amount set forth in such Beneficiary Statement in immediately available funds on or before 3:00 p.m. (New York time) one Business Day thereafter.  In the event the Beneficiary Statement is presented by Administrative Agent after 11:00 am (New York

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time), such Beneficiary Statement shall be deemed to be presented on the next Business Day.

(b) Each Beneficiary Statement shall be delivered to UIL in accordance with Section 6.11 (Notices).  Upon delivery of such Beneficiary Statement, UIL shall cause the amount demanded to be deposited into the Barton Malow Dispute Sub-Account in accordance with Section 4.02 (Payments into the Barton Malow Dispute Sub-Account) of the Accounts Agreement no later than the time such funds are payable as set forth in Section 2.02(a).

Section 2.03 Obligations Absolute and Unconditional.  (a)  The obligations of UIL hereunder are primary obligations of UIL and are an absolute, unconditional, continuing and irrevocable guaranty of payment of the Payment Obligations and the other obligations of UIL hereunder and not of collectibility, and are in no way conditioned on or contingent upon any attempt by the Senior Secured Parties, the Borrower or either Project Company to enforce in whole or in part Borrower's or either Project Company's rights with respect to Barton Malow Claims, the Barton Malow Contracts, or any cash reserve, guaranty, letter of credit or other security established for the payment of Barton Malow Claims.  Each failure by UIL to pay or perform, as the case may be, any portion of the Payment Obligation or any other obligation hereunder shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

(b) The Senior Secured Parties may, at any time and from time to time (whether or not after revocation or termination of this Sponsor Guaranty and Payment Agreement), without the consent of or notice to UIL, except such notice as may be required by the Financing Documents or applicable Law, without incurring responsibility to UIL, without impairing or releasing the obligations of UIL hereunder, upon or without any terms or conditions and in whole or in part:

(i)
change the manner, place and terms of payment of, or renew the Payment Obligations or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, or in any manner modify, amend or supplement the terms of the Financing Documents, including any letter of credit provided for the payment of Barton Malow Claims, or any documents, instruments, or agreements, in each case with the consent of Borrower and UIL (in each case, as, and to the extent required by the applicable Financing Document), and the agreements, payment obligations and guarantees herein made shall apply to the Payment Obligations or such other obligations as

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changed, extended, renewed, modified, amended, supplemented or altered in any manner;

(ii)	exercise or refrain from exercising any rights against Borrower, either Project Company, Barton Malow or others (including UIL) or otherwise act or refrain from acting;

(iii)
add or release any other guarantor, or provider of any cash reserve, letter of credit or other security established for the payment of Barton Malow Claims from its obligations without affecting or impairing the obligations of UIL hereunder;

(iv)
settle or compromise the Payment Obligations or any obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment or performance of all or any part thereof to the payment or performance of any obligations and liabilities which may be due to the Senior Secured Parties, the Borrower, either Project Company, Barton Malow or others;

(v)
sell, exchange, draw upon, release, surrender, realize upon or otherwise deal with in any manner or in any order any cash reserve, guaranty, letter of credit or other security established for the payment of Barton Malow Claims and/or any offset there against;

(vi)
apply any sums by whomsoever paid or howsoever realized to any obligations and liabilities of Borrower or either Project Company in respect of the Barton Malow Claims regardless of what obligations and liabilities remain unpaid, except that sums paid by UIL hereunder shall be deemed to have been paid in respect of the applicable obligation of UIL hereunder;

(vii)
consent to or waive any breach of, or any act, omission or default under, the Financing Documents or the Barton Malow Contracts or otherwise amend, modify or supplement (with the consent of UIL and the Borrower and either Project Company (as applicable)), as and to the extent required by the Financing Documents or the Barton Malow Contracts or and of such other instruments or agreements; and/or

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(viii)
act or fail to act in any manner referred to in this Sponsor Guaranty and Payment Agreement which may deprive UIL of its right to subrogation against Borrower or either Project Company to recover full indemnity for any payments or performances made pursuant to this Sponsor Guaranty and Payment Agreement or of its right of contribution against any other party.

(c) No invalidity, irregularity, or unenforceability of the Payment Obligations or invalidity, irregularity, unenforceability, sufficiency or unavailability of any cash reserve, guaranty, letter of credit or other security established for the payment of Barton Malow Claims shall affect, impair or be a defense to this Sponsor Guaranty and Payment Agreement, which is a primary obligation of UIL.

(d) This is a continuing guaranty and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  In the event that, notwithstanding the provisions of clause (a) of this Section 2.02, this Sponsor Guaranty and Payment Agreement shall be deemed revocable in accordance with applicable Law, then any such revocation shall become effective only upon receipt by Administrative Agent of written notice of revocation signed by UIL.  To the extent permitted by applicable Law, no revocation or termination hereof shall affect, in any manner, rights arising under this Sponsor Guaranty and Payment Agreement with respect to Payment Obligations arising prior to receipt by Administrative Agent of written notice of such revocation or termination.  Any such revocation or termination shall be deemed to be an Event of Default.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

UIL hereby represents and warrants for the benefit of the Loan Parties, Administrative Agent and the other Senior Secured Parties, on the date hereof, on the date of each Funding Notice and on each Funding Date (except with respect to representations and warranties that expressly refer to one or more different dates):

Section 3.01 Organization; Power; Compliance with Law and Contractual Obligations.  (i) UIL is a corporation duly incorporated and validly existing under the laws of the State of Connecticut, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.  Except where failure to procure the same will not materially affect the conduct of its business, UIL has validly procured and now possesses all franchises, rights, licenses and permits and other similar authorizations which are required for its present operations by each jurisdiction in which it is carrying on any material portion of its business.  UIL is in compliance in all material respects with all applicable Law (such compliance to

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include compliance with ERISA, all Environmental Laws and payment of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent contested in good faith), non-compliance with which could reasonably be expected to have a Material Adverse Effect.

Section 3.02 Due Authorization; Non-Contravention.  The execution, delivery and performance by UIL of this Sponsor Guaranty and Payment Agreement and all other instruments and documents to be delivered hereunder and thereunder, and the transactions contemplated hereby and thereby, are within UIL's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) UIL's Organic Documents, or (ii) any law, rule, regulation, order or judgment applicable to, or any contractual restriction binding on or affecting, UIL and do not result in or require the creation of any Liens, security interest or other charge or encumbrance upon or with respect to any of their respective properties, except pursuant to the Financing Documents.

Section 3.03 Governmental Approvals.  Other than those that have been previously obtained and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by UIL of this Sponsor Guaranty and Payment Agreement or any other document or instrument to be delivered hereunder or thereunder.

Section 3.04 Binding Obligations.  This Sponsor Guaranty and Payment Agreement is and will be, the legal, valid and binding obligation of UIL, enforceable against UIL in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies.

Section 3.05 Financial Information.  The consolidated balance sheet (including the notes thereto) of UIL and its Subsidiaries as at December 31, 2009 and the related statements of income and retained earnings of UIL and its Subsidiaries for the fiscal year then ended, audited by Pricewaterhouse Coopers LLP, independent public accountants, copies of which are available to the Lenders, fairly present the financial condition of UIL as at such dates and the results of the operations of UIL for the periods ended on such dates, all in accordance with GAAP.  Since December 31, 2009, there has been no material adverse change in the business, operations, affairs, assets or condition, financial or otherwise, of UIL.

Section 3.06 Compliance With Filing Requirements.  There has not been any failure by UIL to file at or prior to the time required any report or other filing with

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any regulatory or other Governmental Authority having jurisdiction over it, which failure could reasonably be expected to have a Material Adverse Effect.

Section 3.07 No Actions, Suits or Proceedings.  Except as described in UIL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (including the notes in the financial statements included therein), there are neither (i) any actions, suits or proceedings pending or, to the knowledge of UIL, threatened against or affecting UIL or the property of UIL in any court, before any arbitrator of any kind or before or by any Governmental Authority, nor (ii) any developments or determinations in any such actions, suits or proceedings, which actions, suits, proceedings, developments or determinations could reasonably be expected to have a Material Adverse Effect.  UIL is not in default with respect to any order of any court, arbitrator or governmental body, except for defaults with respect to orders of governmental agencies, which defaults could not reasonably be expected to have a Material Adverse Effect.

Section 3.08 Regulation U.  UIL is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the F.R.S. Board).

Section 3.09 Investment Company Act.  UIL is not an "investment company" as defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940.

Section 3.10 Tax Matters.  UIL and each of its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and have paid taxes shown thereon to be due, including interest and penalties, or, to the extent UIL or such Subsidiary is contesting in good faith an assertion of liability based on such returns, have provided adequate reserves in accordance with GAAP for payment thereof.

Section 3.11 Regulatory Matters.

(a) UIL is not prohibited under the Federal Power Act ("FPA") or the Public Utility Holding Company Act of 2005 ("PUHCA 2005") or any state law from the incurrence of the Payment Obligations.

(b) UIL is a holding company that has been granted a waiver from the accounting, record retention, and reporting requirements of PUHCA 2005 in 18 CFR 366.21, 366.22 and 366.23.

(c) Other than those that have been previously obtained, no approval is required from any state or federal Governmental Authority in connection with the consummation or the performance of the Payment Obligations.

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(d) None of the Senior Secured Parties will, solely by reason of entering into this Sponsor Guaranty and Payment Agreement and exercising its rights under this Sponsor Guaranty and Payment Agreement, be or become subject to regulation by the DPUC as a "public service company, "electric company or a "holding company" or similar entity.

(e) None of the Senior Secured Parties will, solely by reason of entering into and exercising its rights under this Sponsor Guaranty and Payment Agreement, be or become subject to, or not exempt from, regulation by FERC as a "public utility" under the FPA.

(f) None of the Senior Secured Parties will, solely by reason of entering into and exercising its rights under this Sponsor Guaranty and Payment Agreement, be or become subject to, or not be exempt from, regulation by FERC as a holding company under PUHCA 2005.

ARTICLE IV

COVENANTS

Section 4.01 Affirmative Covenants.  UIL hereby covenants and agrees for the benefit of the Loan Parties, Administrative Agent and the other Senior Secured Parties, until this Sponsor Guaranty and Payment Agreement is terminated pursuant to Section 6.16 (Termination), that UIL shall comply with the following covenants and will perform (or, as applicable, will cause a Subsidiary to perform) the obligations set forth in this ARTICLE IV.

(a) Compliance with Laws, Etc.  UIL shall comply in all material respects with all applicable Law (such compliance to include compliance with ERISA and all Environmental Laws), except to the extent non-compliance is not reasonably expected to have a Material Adverse Effect.

(b) Preservation of Corporate Existence.  UIL shall preserve and maintain its corporate existence, rights, licenses, permits, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure of UIL to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Payment of Taxes, Etc.  UIL shall pay and discharge before the same shall become delinquent all Taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property, except to the extent the same are being

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contested in good faith by appropriate proceedings and for which UIL has set aside adequate reserves in accordance with GAAP for the payment thereof.

(d) Further Assurances.  Upon the written request of the Collateral Agent or the Administrative Agent or the Required Lenders (in each case, through the Administrative Agent), UIL shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(i)
for the purposes of ensuring the validity and legality of this Sponsor Guaranty and Payment Agreement or any other Financing Document to which UIL is a party and the rights of the Senior Secured Parties hereunder or thereunder; and

(ii)
for the purposes of facilitating the proper exercise of rights and powers granted to the Senior Secured Parties under this Sponsor Guaranty and Payment Agreement or any other Financing Document to which UIL is a party.

(e) Reporting Requirements.  UIL shall furnish to each of the Administrative Agent and the Lenders (through the Administrative Agent):

(i)
as soon as possible and in any event within five (5) days after the commencement thereof or any adverse determination or development therein, notice of all actions, suits and proceedings that may adversely affect UIL's ability to perform its obligations under this Sponsor Guaranty and Payment Agreement; and

(ii)
subject to applicable Law, during normal business hours and upon reasonable notice, such other information, documents, records or reports respecting the business, operations, affairs, assets or condition, financial or otherwise, or prospects of UIL as any Lender through the Administrative Agent may from time to time reasonably request; provided, that such records and books of accounts and information concerning the affairs, finances and accounts of UIL are not subject to legal privilege that, in the good-faith judgment of UIL, may be lost or impaired by virtue of such disclosure, and provided, further, that if UIL's confidentiality obligations to Persons that are not Affiliates of UIL do not permit UIL to disclose such records and books of account or such information concerning the affairs, finances and accounts of UIL, then UIL shall not be obligated to do so, and provided, further, that

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by requesting any such information, documents, records or reports, the Requesting Person will be deemed to have agreed that the Requesting Person will use the information, documents, records or reports received in response to such request for the Requesting Person's own use in connection with this Sponsor Guaranty and Payment Agreement, will keep such information, documents, records or reports confidential and will not (except as required by applicable law, regulation or legal or audit process), without UIL's prior written consent, disclose any of such information, documents, records or reports to any third person in any manner whatsoever; provided, however, that the requirements set forth in this clause (ii) shall not apply if UIL is obligated to publicly file information under the Securities Exchange Act of 1934, as amended.

ARTICLE V

SUBORDINATION; SUBROGATION; ETC.

Section 5.01 Taxes.  Any and all payments required to be made by UIL hereunder shall be made free and clear of, and without deduction for, any Taxes.

Section 5.02 Waiver.  UIL hereby unconditionally and irrevocably waives and relinquishes, to the maximum extent permitted by applicable Law, all rights and remedies accorded to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including:

(a) any right to require Administrative Agent or the other Senior Secured Parties to proceed against Borrower, any Project Company, Barton Malow or any other Person or to proceed against or exhaust any security held by Administrative Agent or the other Senior Secured Parties at any time, including any cash reserve, guaranty, letter of credit or other security established for the payment of Barton Malow Claims, or to pursue any other remedy in Administrative Agent's or any other Senior Secured Parties' power before proceeding against UIL;

(b) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of UIL, Borrower, either Project Company, Barton Malow or any other Person or the failure of Administrative Agent or any other Senior Secured Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of UIL, Borrower, either Project Company or Barton Malow or any other Person;

(c) promptness, diligence, demand, presentment, protest and notice of any kind, including notice of the existence, creation or incurring of any new Barton

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Malow Claims, Litigation Dispute Expenses, or additional indebtedness or obligation or of any action or non-action on the part of Borrower, either Project Company, Barton Malow, Administrative Agent, any other Senior Secured Party, any endorser or creditor of the foregoing or on the part of any other Person under this or any other instrument or cash reserve in connection with the Barton Malow Claims held by Administrative Agent or the other Senior Secured Parties in connection with the Payment Obligations;

(d) any defense based upon an election of remedies by Administrative Agent, the other Senior Secured Parties, Borrower or any Project Company, including an election to proceed by demanding payment of the Payment Obligations, rather than drawing upon any cash reserve, guaranty, letter of credit or other security established for the payment of Barton Malow Claims, or any election of remedies which destroys or otherwise impairs the subrogation rights of UIL, the right of UIL to proceed against Borrower or another Person for reimbursement, contribution, or both;

(e) any defense based on any offset against any amounts which may be owed by any Person to UIL for any reason whatsoever;

(f) any defense based on any act, failure to act, delay or omission whatsoever on the part of Borrower or any Project Company or any of Borrower's other Affiliates or the failure by Borrower or any Project Company or any of Borrower's other Affiliates to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the Credit Agreement or any other Financing Document or any of the Barton Malow Contracts;

(g) any defense based upon any statute or rule of Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(h) any defense setoff or counterclaim which may at any time be available to or asserted by Borrower, either Project Company or any of Borrower's other Affiliates thereof against Administrative Agent, the other Senior Secured Parties, Barton Malow or any other Person under the Credit Agreement, any other Financing Document or any of the Barton Malow Contracts;

(i) any duty on the part of Administrative Agent, any other Senior Secured Party, Borrower or any Project Company to disclose to UIL any facts any Senior Secured Party may now or hereafter know about Borrower, the Project Companies, the Projects, the Barton Malow Claims or any Litigation Dispute Expenses regardless of whether any Senior Secured Party, Borrower or any Project Company has reason to believe that any such facts materially increase the risk beyond that which UIL intends to assume, or have reason to believe that such facts are unknown to UIL, or have a

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reasonable opportunity to communicate such facts to UIL, since UIL acknowledges that UIL is fully responsible for being and keeping informed of the financial condition of Borrower, the Project Companies, the Projects, the Barton Malow Claims and any Litigation Dispute Expenses and of all circumstances bearing on the risk of non-payment or non-performance of any Payment Obligations;

(j) any defense based on any change in the time, manner or place of any payment or performance under, or in any other term of, any Barton Malow Contract any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of any Barton Malow Contract;

(k) any defense based on a change of ownership of UIL, Borrower or any Project Company;

(l) any right to assert the bankruptcy or insolvency of Borrower, either Project Company, Barton Malow or any other Person as a defense hereunder or as the basis for rescission hereof and any defense arising because of Administrative Agent's or any other Senior Secured Parties' election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(m) any defense based upon any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code;

(n) any defense based on the Payment Obligations being owed to a Person that is not a party hereunder or the Administrative Agent not having the right to pay the Barton Malow Claims or the Litigation Dispute Expenses or not being a party to the Barton Malow Contracts; and

(o) any other circumstance (including any statute of limitations), any act or omission by Borrower, either Project Company or Barton Malow, or any existence of or reliance on any representation by Administrative Agent, Borrower, either Project Company, Barton Malow or any Lender that might otherwise constitute a defense available to, or discharge of, any guarantor or surety.

Section 5.03 Subrogation.  Until this Sponsor Guaranty and Payment Agreement is terminated in accordance with Section 6.16 (Termination) below, (a) UIL (or any Person on its behalf) shall not exercise any right of subrogation or enforce any remedy which it now may have or may hereafter have against any Person in respect of the Payment Obligations, and will not claim the benefit of any rights to, or seek to participate in, any security, including any cash reserve, guaranty, letter of credit or other security established for the payment of Barton Malow Claims or Litigation Dispute Expenses, now or hereafter held or provided by UIL, the Borrower, any Project Company or any

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other Person in respect of the Payment Obligations, and (b) UIL (or any Person on its behalf) shall not enforce any claim, right or remedy which UIL may now have or may hereafter acquire against any Person that arises hereunder, from the existence or enforcement of this Sponsor Guaranty and Payment Agreement or from the performance by UIL hereunder (including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of UIL or any other Person against any Person, or any security, cash reserve, guaranty or letter of credit established for the payment of Barton Malow Claims or Litigation Dispute Expenses, which UIL or Borrower or any other Person now may have or may hereafter acquire or provide), whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.  Notwithstanding the foregoing, in no event shall UIL (or any Person on its behalf) exercise or enforce any claim, right or remedy which it now may have or may hereafter have against the Borrower, any Project Company or any of their properties or assets in connection with the Payment Obligations or this Sponsor Guaranty and Payment Agreement until the Security Discharge Date.

Section 5.04 Bankruptcy.  (a) The obligations of UIL under this Sponsor Guaranty and Payment Agreement shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of Borrower, or any other Person, or by any defense which Borrower or any other Person may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) UIL shall file, in any bankruptcy or other proceeding in which the filing of claims is required or permitted by law, all claims which UIL may have against Borrower relating to any indebtedness of Borrower to UIL, and hereby assigns to Administrative Agent (on behalf of the Senior Secured Parties) all rights of UIL thereunder.  If UIL does not file any such claim, Administrative Agent, as attorney-in-fact for UIL, is hereby authorized to do so in the name of UIL or, in Administrative Agent's discretion, to assign the claim to a nominee and to cause proofs of claim to be filed in the name of Administrative Agent's nominee.  The foregoing power of attorney is coupled with an interest and cannot be revoked.  Administrative Agent or its nominee shall have the sole right to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to take.  In all such cases, whether in administration, bankruptcy or otherwise, the person authorized to pay such a claim shall pay the same to Administrative Agent to the extent of any Payment Obligations which then remain unpaid or unperformed, and, to the full extent necessary for that purpose, UIL hereby assigns to Administrative Agent all of UIL's rights to all such payments or distributions to which UIL would otherwise be entitled; provided, however, that UIL's obligations hereunder shall not be satisfied except to the extent that Administrative Agent receives cash by reason of any such payment or distribution.  If

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Administrative Agent receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Sponsor Guaranty and Payment Agreement.

(c) UIL hereby irrevocably waives, to the extent it may do so under applicable Law, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of Law of similar import, in the event of any Bankruptcy Event with respect to Borrower or any other Person.  Specifically, in the event that the trustee (or similar official) in a Bankruptcy Event with respect to Borrower or any other Person or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of Borrower under this Sponsor Guaranty and Payment Agreement or any other Financing Document), UIL shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Sponsor Guaranty and Payment Agreement or any other Financing Document is an executory contract or a "financial accommodation" that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Section 365(c)(1), 365(c)(2) or 365(e)(2) of the Bankruptcy Code, or equivalent provisions of the law or regulations of any other jurisdiction with respect to any proceedings or any successor provision of law of similar import.  If a Bankruptcy Event with respect to Borrower or any other Person shall occur, UIL agrees, after the occurrence of such Bankruptcy Event, to reconfirm in writing, to the extent permitted by applicable Legal Requirements, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to proceedings and, to give effect to such waiver, UIL consents to the assumption and enforcement of each provision of this Sponsor Guaranty and Payment Agreement and any other Financing Document by the debtor-in-possession or Borrower's or any other Person's trustee in bankruptcy, as the case may be.

Section 5.05 Reinstatement.  This Sponsor Guaranty and Payment Agreement and the obligations of UIL hereunder shall continue to be effective or be automatically reinstated, as the case may be, if and to the extent that for any reason any payment by or on behalf of UIL in respect of the Payment Obligations is rescinded or otherwise restored to UIL, the Borrower or either Project Company, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as if such payment had not been made, and UIL agrees that it will indemnify Administrative Agent, the other Senior Secured Parties and their respective successors and assigns, on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by Administrative Agent, the other Senior Secured Parties and their respective successors and assigns in connection with any such rescission or restoration.

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ARTICLE VI

MISCELLANEOUS

Section 6.01 Obligations Secured.  Without limiting the generality of the foregoing, this Sponsor Guaranty and Payment Agreement shall secure the payment when due of the Payment Obligations.  If, notwithstanding the representation and warranty set forth in Section 5.01 (Representations and Warranties - Organization; Power; Compliance with Law and Contractual Obligations) of the Credit Agreement, or anything to the contrary herein, enforcement of the liability of UIL under this Sponsor Guaranty and Payment Agreement for the full amount of the Payment Obligations would be an unlawful or voidable transfer under any applicable fraudulent conveyance or fraudulent transfer law or any comparable law, then the liability of UIL hereunder shall be reduced to the highest amount for which such liability may then be enforced without giving rise to an unlawful or voidable transfer under any such Law.

Section 6.02 Successions or Assignments.  (a) This Sponsor Guaranty and Payment Agreement shall inure to the benefit of the successors or permitted assigns of the Senior Secured Parties under the Credit Agreement who shall have, to the extent of their interest, the rights of the Senior Secured Parties hereunder.

(b) This Sponsor Guaranty and Payment Agreement is binding upon UIL, the Borrower and each Project Company and each of their successors and permitted assigns.  Neither UIL, the Borrower, nor any Project Company may assign any of its obligations hereunder without the prior written consent of the Lenders.  Any purported assignment in violation of this Section 6.02 shall be void.

Section 6.03 No Waiver; Cumulative Remedies.  No failure by any Senior Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 6.04 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR GUARANTY AND PAYMENT AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS

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CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SPONSOR GUARANTY AND PAYMENT AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.04.

Section 6.05 Appointment of Process Agent and Service of Process.  UIL shall, within five Business Days from the date hereof, irrevocably appoint CT Corporation System with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on behalf of itself and its property services of copies of the summons and complaint and any other process that may be served in any such action or proceeding in the State of New York.  If for any reason the Process Agent shall cease to act as such for UIL, the Borrower and each Project Company, UIL, the Borrower and each Project Company agrees to designate a new agent in New York City on the terms and for the purposes of this Section 6.05 reasonably satisfactory to the Administrative Agent.  Such service may be made by mailing or delivering a copy of such process to UIL, the Borrower, GenConn Devon or GenConn Middletown (as applicable), in care of the Process Agent at the Process Agent's above address, and UIL, the Borrower and each Project Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, UIL, the Borrower and each Project Company also irrevocably consents to the service of any and all process in any such action or proceeding by the air mailing of copies of such process to UIL, the Borrower, or such Project Company (as applicable) at the address set forth in Section 6.11 (Notices).

Section 6.06 Headings.  The headings in this Sponsor Guaranty and Payment Agreement are for convenience of reference only and shall not constitute a part of this Sponsor Guaranty and Payment Agreement for any other purpose or be given any substantive effect.

Section 6.07 Severability.  If any provision of this Sponsor Guaranty and Payment Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Sponsor Guaranty and Payment Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal,

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invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.08 Amendments.  This Sponsor Guaranty and Payment Agreement may be amended, waived or otherwise modified only with the written consent of the parties hereto and otherwise in accordance with Section 10.01 (Miscellaneous - Amendments) of the Credit Agreement.

Section 6.09 Applicable Law, Jurisdiction, Etc.

(a) APPLICABLE LAW.  THIS SPONSOR GUARANTY AND PAYMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SPONSOR GUARANTY AND PAYMENT AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SPONSOR GUARANTY AND PAYMENT AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SPONSOR GUARANTY AND PAYMENT AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST EACH OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  THE PARTIES HERETO FURTHER AGREE THAT THE AFORESAID COURTS OF THE STATE OF NEW

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YORK AND OF THE UNITED STATES OF AMERICA SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY CLAIM OR COUNTERCLAIM OF UIL BASED UPON THE ASSERTION THAT THE RATE OF INTEREST CHARGED BY THE SENIOR SECURED PARTIES ON OR UNDER THE CREDIT AGREEMENT AND/OR THE OTHER FINANCING DOCUMENTS IS USURIOUS.

(c) WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SPONSOR GUARANTY AND PAYMENT AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 6.08(b).  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 6.10 Integration of Terms.  This Sponsor Guaranty and Payment Agreement, together with the other Financing Documents, is intended by the parties as a final expression of their agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

Section 6.11 Notices.  Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to Administrative Agent or any other Senior Secured Party:
The Royal Bank of Scotland plc
as Administrative Agent
RBS Global Banking & Markets
600 Washington Blvd.
Stamford, CT  06901
Attention:  Matthew Wilson, Vice President
Telephone: 203 897 7664
Facsimile: 203 873 5300

If to UIL:	Richard J. Nicholas Executive Vice President and Chief Financial Officer UIL Holdings Corporation 157 Church Street P.O. Box 1564 New Haven, CT 06506-0901 Tel: (203) 499-2399

Email: richard.nicholas@uinet.com with a copy to:

Linda L. Randell
Senior Vice President, General Counsel, and Corporate Secretary
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
Tel: (203) 499-2575
Facsimile: (203) 854-3658
Email:  linda.randell@uinet.com

(a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number.

(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in clause (c) of this Section 6.11 shall be effective as provided in clause (d) of this Section 6.11.

(c) Notices hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  Each of the parties may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an internet or intranet

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website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in subsection (i) of notification that such notice or communication is available and identifying the website address therefor; provided, however, that, in each of clauses (i) and (ii) above, if any such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient.

(e) Each party may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

Section 6.12 Interest; Collection Expenses.  (a)  Without regard to any limitation set forth in this Sponsor Guaranty and Payment Agreement, any amount required to be paid by UIL pursuant to the terms hereof that is not paid when due shall bear interest at the Default Rate or the maximum rate permitted by law, whichever is less, from the date due until paid in full in cash.

(b) Without regard to any limitation set forth in this Sponsor Guaranty and Payment Agreement, if Administrative Agent is required to pursue any remedy against UIL hereunder, UIL shall pay to Administrative Agent upon demand therefor, all reasonable attorneys' fees and all other costs and expenses incurred by Administrative Agent in enforcing this Sponsor Guaranty and Payment Agreement.

Section 6.13 Counterparts; Effectiveness.  This Sponsor Guaranty and Payment Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Sponsor Guaranty and Payment Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Sponsor Guaranty and Payment Agreement by telecopy or portable document format ("pdf") shall be effective as delivery of a manually executed counterpart of this Sponsor Guaranty and Payment Agreement.

Section 6.14 Limitations on Liability.  No claim shall be made by UIL, the Borrower or any Project Company against Administrative Agent or the other Senior Secured Parties or any of their Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Sponsor Guaranty and Payment Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event

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occurring in connection therewith; and UIL, the Borrower and each Project Company hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 6.15 Time.  Time is of the essence of this Sponsor Guaranty and Payment Agreement.

Section 6.16 Termination.  Subject to Section 5.05 (Reinstatement), this Sponsor Guaranty and Payment Agreement and all of the obligations of UIL hereunder shall terminate upon the earlier to occur of (i) the Security Discharge Date and (ii) the date by which the Settlement Agreement (or other resolution satisfactory to the Required Lenders) has been executed and delivered in form and substance satisfactory to the Required Lenders and all Barton Malow Claims and Litigation Dispute Expenses have been paid in full, as confirmed by the Administrative Agent in consultation with the Independent Engineer, and any Liens filed in respect of the Barton Malow Claims have been released in a manner satisfactory to the Administrative Agent.

Section 6.17 Financing Documents; Barton Malow Contracts and Barton Malow Claims.  UIL acknowledges that it has been provided with a copy of the Credit Agreement and the other Financing Documents, the Barton Malow Contracts and all relevant correspondence in connection with the Barton Malow Claims and has read and is familiar with the provisions of the Credit Agreement, the other Financing Documents, the Barton Malow Contracts and all relevant correspondence in connection with the Barton Malow Claims.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto, by their authorized representatives duly authorized, intending to be legally bound, have caused this Sponsor Guaranty and Payment Agreement to be duly executed and delivered as of the date first above written.

UIL HOLDINGS CORPORATION, as UIL
By: /s/ James P. Torgerson
Name: James P. Torgerson
Title: President and Chief Executive Officer

THE ROYAL BANK OF SCOTLAND PLC, as Administrative Agent
By: /s/ Simon Mansford
Name: Simon Mansford
Title: Manager

[Signature Page to Sponsor Guaranty and Payment Agreement]

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EXHIBIT A

CERTIFICATE OF DRAWING

[DATE]

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
Attention: Richard J. Nicholas, Executive Vice President and Chief Financial Officer
Telephone:          (203) 499-2399
Facsimile:            (203) 854-3658

[The Royal Bank of Scotland plc. ("RBS")], in its capacity as Administrative Agent under the Credit Agreement, dated as of April 24, 2009 (as amended, the "Credit Agreement"), among GenConn Energy LLC, a limited liability company organized and existing under the laws of the State of Connecticut (the "Borrower"), the Lenders parties thereto, BNP Paribas, as Issuing Bank with respect to the Letters of Credit, the Administrative Agent, the Collateral Agent, Union Bank, N.A., as syndication agent, BNP Paribas, ING Capital LLC and TD Bank, N.A., as documentation agents, RBS Securities, Inc., and Union Bank, N.A., as joint lead arrangers and bookrunners, and BNP Paribas, CoBank, ACB, ING Capital LLC, Natixis, New York Branch, TD Bank, N.A. and WestLB, New York Branch as joint lead arrangers, hereby certifies to UIL HOLDINGS CORPORATION] ("UIL"), with reference to the Sponsor Guaranty and Payment Agreement, dated as of September 28, 2010, entered into by entered into by UIL in favor of the Administrative Agent (the "Guaranty"; capitalized terms used but not defined in this draw certificate shall have the meanings ascribed to them in the Guaranty), that:

1.	The Administrative Agent is duly authorized to execute and deliver this draw certificate;

2.
To the Administrative Agent's actual knowledge, (A) Devon Barton Malow Claims exist and either (i) a Litigation Dispute has commenced, or (ii) an Event of Default (as defined in the Credit Agreement) has occurred and is continuing, and/or (B) Litigation Dispute Expenses exist.

4.	The Administrative Agent is making a drawing under the Guaranty in the amount of US$___________; and

5.	UIL is hereby directed to make payment of the requested drawing into the Barton Malow Dispute Sub-Account by wire transfer as follows: [insert wire instructions].

IN WITNESS WHEREOF, an authorized officer of the Administrative Agent has executed and delivered this draw certificate as of the _____ day of _________, 20___.

                                   [The Royal Bank of Scotland plc],
                                                     as Administrative Agent

                                                          By:
                                                          Name:
                                                           Title:

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